SCHEDULE 14C
                                 (RULE 14C-101)

                  INFORMATION REQUIRED IN INFORMATION STATEMENT

                            SCHEDULE 14C INFORMATION

        INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Check the appropriate box:

[X] Preliminary information statement
[ ] Confidential, for use of the Commission Only
        (as permitted by Rule 14c-5(d)(2))
[ ] Definitive information statement

                                      IEMI
                (Name of Registrant as Specified in Its Charter)

Payment of filing fee (Check the appropriate box):

[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

(1) Title of each class of securities to which transaction applies: (2) Aggregate number of securities to which transactions applies:
(3) Per unit price of other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)      Proposed maximum aggregate value of transaction: (5) Total fee paid:

[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange
    Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount Previously Paid:
(2) Form, Schedule or Registration Statement No.:
(3) Filing Party:
(4) Date Filed:

                                      IEMI

                  Information Statement Pursuant to Section 14C
                     of the Securities Exchange Act of 1934

                                  INTRODUCTION

         This Information Statement is being mailed on or about December ___, 2002, to all holders of record on November 4, 2002, of the $.001 par value common stock (the "Common Stock") of IEMI, a Nevada corporation (the "Company"), in connection with the vote of the Board of Directors of the Company and the approval by written consent of the holder of a majority of the voting power of the Company's stock for (i) a 900:1 reverse stock split of the Company's Common Stock, $.001 par value (the "Common Stock"), to decrease the Company's issued and outstanding Common Stock (the "Reverse Split"), and (ii) the sale (the "Asset Sale") of the Company's wholly-owned operating subsidiary, Broward Recycling Inc. ("Broward Recycling").

         The Company has determined to sell Broward Recycling to Harold Solomon ("Solomon"), the Company's principal shareholder, President, and a director of the Company, in exchange for the cancellation of approximately $523,000 of indebtedness of the Company or Broward Recycling, to Mr. Solomon, various trusts and other family entities of Mr. Solomon, and other persons who are friends of Mr. Solomon and have loaned money to the Company or Broward Recycling (collectively called the "Solomon Debt"), and the assumption by Broward Recycling of approximately $10,000 in long-term debt. The Asset Sale will be accomplished by the concurrent assignment and delivery to Mr. Solomon of all the Company's stock of Broward Recycling and the receipt from Mr. Solomon of (i) an instrument canceling the Solomon Debt and (ii) his agreement to indemnify the Company against any matter arising from its ownership and operation of Broward Recycling prior to the date of the Asset Sale.

         Our Board of Directors has fixed the close of business on November 4, 2002, as the record date for the determination of stockholders entitled to vote on the proposals as described above. On November 4, 2002, there were fifty-eight
(58) shareholders, 461,418,004 shares of our Common Stock issued and outstanding and 3,000,000 shares of our Series A Convertible Preferred Stock, $.001 par value (the "Preferred Stock") issued and outstanding. Each share of Preferred Stock has voting power equal to two hundred (200) shares of Common Stock on matters to become before shareholders, and accordingly as the sole holder of the Preferred Stock Mr. Solomon is entitled to vote, and has voted, all Three Million (3,000,000) shares of Preferred Stock in favor of the Reverse Split and the Asset Sale. Mr. Solomon's shares, as voted, constitute a majority of the voting power of the Company's issued and outstanding shares entitled to vote on the Reverse Split and the Asset Sale. Accordingly, all corporate actions necessary to authorize the Reverse Split and Asset Sale have been taken.

         The Reverse Split and the Asset Sale will be effective on or about December __, 2002 (the "Effective Date"). Because the Reverse Split and the Asset Sale have already been approved by a majority of the voting power of the Company's stock, you are not required to take any action. This Information Statement provides to you notice that the Reverse Split and the Asset Sale have been approved. You will receive no further notice of either action nor of the effective date of the Reverse Split or the Asset Sale other than pursuant to reports which the Company will be required to file with the Securities and Exchange Commission with respect to the Reverse Split and the Asset Sale.

                        WE ARE NOT ASKING YOU FOR A PROXY
                  AND YOU ARE REQUESTED NOT TO SEND US A PROXY

                                THE REVERSE SPLIT

         Our Board of Directors and a stockholder holding a majority of the voting power of the Company's stock have approved the Reverse Split of the Company's Common Stock on a One (1) share for Nine Hundred (900) share basis. We believe that it is in the best interest of the Company and its stockholders to effect the Reverse Split because, among other things, we believe that the Reverse Split will increase the attractiveness of the Company to potential investors by increasing the market price of the Company's Common Stock and, also, will provide us with needed stock to enable us to complete financing transactions in which we may employ our Common Stock, including transactions to raise capital through sales of our stock. In addition, as more fully described under the captions "The Asset Sale" and "Change of Control" below, the Reverse Split is being accomplished in part as a condition of the agreement pursuant to which Mr. Solomon will sell all of his shares of Preferred Stock to Thermal Oil Recovery, Inc., a California corporation ("Thermal Oil").

         The Reverse Split will be effective on the Effective Date. After the Effective Date, the 461,418,004 shares of Common Stock outstanding will become approximately 512,686 shares. We anticipate that the immediate effect of the Reverse Split will be to reduce the number of outstanding shares of our Common Stock. The effect of the Reverse Split upon the market price of our Common Stock cannot be predicted, and the history of reverse stock splits for companies in similar circumstances is varied. We cannot assure you that the trading price of our Common Stock after the Reverse Split will rise in proportion to the reduction of the number of shares of our Common Stock outstanding as a result of the Reverse Split.

         THE REVERSE SPLIT WILL NOT CHANGE THE NUMBER OF AUTHORIZED SHARES OF OUR COMMON STOCK AS DESIGNATED BY OUR ARTICLES OF INCORPORATION, NOR WILL IT CHANGE THE NUMBER OF AUTHORIZED, ISSUED OR OUTSTANDING SHARES OF OUR PREFERRED STOCK. As the number of issued and outstanding shares of Common Stock would decrease, the number of shares remaining available for issuance would increase.

         As of the Effective Date of the Reverse Split, each certificate representing shares of our Common Stock before the Reverse Split will be deemed for all corporate purposes evidence of ownership of the reduced number of issued and outstanding shares of Common Stock resulting from the Reverse Split, except that holders of unexchanged shares will not be entitled to receive any dividends or other distributions which may become payable after the Effective Date until they surrender their old stock certificates for exchange. All shares of options, warrants, convertible debt, instruments and other securities would also be automatically adjusted on the Effective Date.

         Our transfer agent will act as the exchange agent for purposes of implementing the exchange of stock certificates. As soon as practicable after the Effective Date, stockholders and holders of securities convertible into our Common Stock will be notified of the effectiveness of the Reverse Split. Stockholders of record will receive a letter of transmittal requesting them to surrender the stock certificates for stock certificates reflecting the adjusted number of shares as a result of the Reverse Split. Persons who hold their shares in brokerage accounts or in street name will not be required to take any further actions to effect with the exchange of their certificates. No new certificates will be issued to a stockholder until the stockholder has surrendered the stockholder's outstanding certificate(s), together with the properly completed and executed letter of transmittal to the exchange agent. Until surrender, each certificate representing shares before the Reverse Split will continue to be valid and will represent the adjusted number of shares based on the exchange ratio of the Reverse Split, rounded up to the nearest whole share. Stockholders should not destroy any stock certificate and should not submit any certificate until they receive a letter of transmittal.

         We will not issue fractional shares in connection with the Reverse Split. Instead, any fractional share resulting from the Reverse Split will be rounded up to the nearest whole share.

Federal Income Tax Consequences
-------------------------------

         The following is a summary of material federal income tax consequences of the Reverse Split and does not purport to be complete. It does not discuss any state, local, foreign or minimum income or other tax consequences. Also, it does not address the tax consequences to holders that are subject to special tax rules, including banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, non-resident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the provisions of the United States federal income tax law as the date hereof, which is subject to change retroactively as well as prospectively. The summary also assumes that the shares are held as a "capital asset," as defined in the Internal Revenue Code of 1986, as amended (generally, property held for investment). The tax treatment of the stockholder may vary depending upon the particular facts and circumstances of the stockholder. Each stockholder is urged to consult with the stockholder's own tax adviser with respect to the consequences of the Reverse Split.

         No gain or loss shall be recognized by a stockholder upon the stockholder's exchange of shares pursuant to the Reverse Split. The aggregate tax basis of the shares received in the Reverse Split, including any fraction of a share deemed to have been received, would be the same as the stockholder's aggregate tax basis in the shares exchanged. The stockholder's holding period for the shares would include the period during which the stockholder held the pre-split shares surrendered in the Reverse Stock Split.

         Our beliefs regarding the tax consequences of the Reverse Split are not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts will accept the positions expressed above. The state and local tax consequences of the Reverse Split vary significantly as to each stockholder, depending upon the state in which he or she resides.

                                 THE ASSET SALE

Reasons for the Sale
--------------------

         On October 14, 2002, Mr. Solomon agreed to sell all of his shares of Preferred Stock to Thermal Oil, which was incorporated on May 23, 2002, by Anthony Miller, its sole shareholder, officer and director. As a condition of the sale agreement, the parties agreed that concurrently with the sale of Mr. Solomon's Preferred Stock to Thermal Oil, Mr. Solomon would cause the Company to assign to Mr. Solomon the Company's common stock of its wholly-owned operating subsidiary, Broward Recycling, and that at closing of the sale Mr. Solomon would be issued shares of common stock in an amount sufficient to hold 4.9% of the common stock to be outstanding after the sale.

         The Company engages in the recycling business in South Florida through Broward Recycling. Accordingly, upon the sale of Broward Recycling to Mr. Solomon, the Company will have no business unless and until it commences a business designated by Thermal Oil. See "Change of Control," below.

         The Company was incorporated in Nevada on September 6, 1995, under the name Tirol Pines, Inc. On October 11, 1999, the Company purchased 100% of the stock of International Environmental Management, Inc., a Florida corporation, from Solomon and changed its name to International Environmental Management, Inc. In 2001, the company's name was changed to IEMI. On July 1, 1999, the Company acquired all of the issued and outstanding common stock of Broward Recycling, a Florida corporation organized in 1981. Broward Recycling has been in the recycling business for approximately twenty-two years. Upon the acquisition by the Company of Broward Recycling, the Company commenced operating solely through Broward Recycling

         The Company operates through its Broward Recycling subsidiary in three South Florida counties: Miami-Dade, Broward and Palm Beach. Broward Recycling is a buy-back center and fully operational reclamation and processing facility which processes up to six tons of recyclable material per day. Such material includes aluminum, copper, brass, stainless steel and other non-ferrous metals, which it obtains largely from insulated copper wire, batteries, car radiators, air conditioners, car wheels and other common manufactured products. The purpose of recycling reclamation and processing facilities is to process recyclable materials so that they may be reused for businesses in the manufacturing of consumable goods.

         The Company incurred operating losses through its Broward Recycling subsidiary in each of the fiscal years ended December 31, 2001 and 2000, and it had an accumulated deficit of $1,878,383 at December 31, 2001. The Company has continued to incur operating losses in 2002, and accordingly its ability to continue operations is in doubt. In 2002, the Company has had difficulty paying trade creditors and its professionals, which failures have adversely affected its ability to meet its Securities and Exchange Commission reporting requirements and otherwise to continue as a publicly-traded reporting company. Mr. Solomon has informed the company's Board of Directors that he believes that Broward Recycling can continue to operate as a private company, but that the costs of continuing operations through the Company, as a public company, impose capital requirements which cannot be supported by Broward Recycling's business operations. Accordingly, commencing in the second half of calendar 2002, Mr. Solomon has sought to separate Broward Recycling from its publicly-traded parent and return Broward Recycling to operation as a private company.

         Subsequent to its acquisition of Broward Recycling, the Company attempted to expand by entering into contracts with various local governments, particularly the City of Hollywood, Florida. To that end, the Company spent substantial sums of money to meet contract criteria that the City of Hollywood imposes upon bidders for its recycling business. Substantially all of the money spent by the Company in that regard was borrowed from Mr. Solomon, family entities controlled by Mr. Solomon, and other persons who are persons who are friends of Mr. Solomon. The loans were made in large part to Broward Recycling, but all parties to these loans (which, as stated, are generally referred to as the "Solomon Debt" in this Information Statement) believe that the Company is responsible for the repayment of such debt, notwithstanding that in most instances the nominal borrower was Broward Recycling.

Terms of the Sale
-----------------

         Taking into consideration the amount of the Solomon Debt, which Mr. Solomon has advised the Board is at least $523,000, as well as the Company's continuing losses from its recycling operations conducted through Broward Recycling and the costs of maintaining the Company as a public company, the Board of Directors agreed on November 4, 2002, to sell Broward Recycling to Mr. Solomon in exchange for the release of the Company from the Solomon Debt and Mr. Solomon's agreement to indemnify the Company from and against any liability of any kind arising out of the Company's operation of its recycling business through Broward Recycling. Mr. Solomon made the proposal to the Board that it agree to the Asset Sale concurrently with his entering into a definitive agreement for the sale of his Preferred Stock to Thermal Oil. Upon the change of control that will result from such sale, the Company will commence a business to be designated by Thermal Oil, as more particularly described under "Change of Control," below.

THERE CAN BE NO ASSURANCE THAT ANY BENEFIT OR OPPORTUNITY WILL BE ACHIEVED UPON CONSUMMATION OF THE ASSET SALE AND THE CONCURRENT CHANGE OF CONTROL OF THE COMPANY AND ITS BUSINESS.

Absence of a Fairness Opinion
-----------------------------

         The Board of Directors of the Company does not feel that an investment banker's fairness opinion is beneficial or necessary, given the Board's familiarity with the Company, Broward Recycling, and the Company's business history and prospects, nor does the Board feel that obtaining such an opinion would be an appropriate use of corporate funds. Further, the Board considered whether it could receive a fairness opinion from a firm generally recognized as providing reliable fairness opinions and, in that regard, determined that even if it were able to obtain such an opinion, the cost, as previously described, would in all probability be prohibitive.

         In voting to approve the Asset Sale, the Board also considered the Company's operating losses and the value of business opportunities previously presented by Mr. Solomon to the Board, which opportunities were similar to the business conducted by the Company through Broward Recycling. Based upon its analysis of these other opportunities, the Board believes that the amount of the Solomon Debt is substantially in excess of any reasonable valuation of Broward Recycling. Considering the Company's continued operating losses and the probability of those losses continuing in the foreseeable future, the Directors believe that it is reasonable for the Company to divest itself of its Broward Recycling business in exchange for the Solomon Debt and to permit the Company to commence operations determined by Thermal Oil.

BECAUSE OF THE ABSENCE OF A FAIRNESS OPINION, THERE CAN BE NO ASSURANCE THAT THE CONSUMMATION OF THE ASSET SALE IS FAIR AND REASONABLE TO THE COMPANY AND ITS STOCKHOLDERS OTHER THAN MR. SOLOMON.

                                CHANGE OF CONTROL

         On October 14, 2002, Anthony Miller, as agent for Thermal Oil, entered into an agreement (the "Purchase Agreement") with Mr. Solomon to purchase all of Solomon's shares of Series A Convertible Preferred Stock for consideration of $50,000. The Purchase Agreement provides that upon payment of $30,000 of the $50,000 purchase price, Mr. Solomon and the other Directors of the Company will resign after having appointed to the Company's Board of Directors those persons designated by Thermal Oil. The Purchase Agreement also obligates Thermal Oil to pay auditing fees and certain counsel expenses of the Company, and to pay a transfer agent and filing fees estimated to be approximately $5,000.

         The Purchase Agreement states that it is subject to the assignment by the Company to Solomon of the Company's shares of stock of Broward Recycling in consideration of the cancellation of the Solomon Debt, which is stated in the Agreement to be approximately $500,000 but which Solomon has advised the Board to be in excess of that amount. Thirty-thousand Dollars of the $50,000 Purchase Price is due on the date on which the Company files a definitive information statement for the Reverse Split and Asset Sale, and the balance is due to Mr. Solomon forty-five (45) days thereafter. The $20,000 purchase price obligation to Mr. Solomon will be secured by a pledge of the Preferred Stock, although the Preferred Stock can be voted by the purchaser while subject to the pledge in favor of Mr. Solomon.

         Mr. Miller has advised the Company that Thermal Oil was incorporated on May 23, 2002, as a California corporation for the purpose of locating, drilling and exploiting certain oil and gas reserves in Kentucky and Tennessee. According to Mr. Miller, on behalf of Thermal Oil has built relationships with respected oil and gas producers and drilling contractors and producers, and is prepared to partnership with them to produce oil and gas in Kentucky. Also according to Mr. Miller, Thermal Oil will employ a new oil and gas technology that utilizes satellite imaging data to locate optimal locations where oil or natural gas deposits may be present. Mr. Miller claims that Thermal Oil's technology minimizes the risk of drilling dry holes because the process measures the presence of hydrocarbons in a manner similar to three-dimensional seismic technology. Neither the Company nor the Board of Directors has investigated any of Mr. Miller's claims.

         Mr. Miller has advised the Company that he is a businessman with experience in the oil and gas sector. He states that he is the president of U.S. Crude International, Inc., a publicly-owned company located in Redlands, California, has developed a process for injecting steam down existing oil wells to free the flow and production of oil. Mr. Miller is an independent director of several public companies and has experience in corporate management and in corporate governance issues of publicly-traded companies.

         Mr. Miller has advised Mr. Solomon that upon completion of the acquisition of Mr. Solomon's Stock, Thermal Oil, as the then controlling shareholder of the Company, will cause the Company to commence business described in the preceding paragraph. Mr. Miller anticipates that Thermal Oil will become a wholly-owned subsidiary of the Company and will also hold a majority of the voting power of the Company by reason of its ownership of Mr. Solomon's 3,000,000 shares of Preferred Stock.

         Thermal Oil has advised the Company that as a newly-organized company Thermal Oil does not have any assets or liabilities and is not engaged in any business activity of any kind. Prior to completion of the share acquisition described under this heading, Thermal Oil will provide the Company's Board of Directors with unaudited financial statements which will include, among other things, a balance sheet and income statement, both of which will show that Thermal Oil has, in fact, engaged in no business and will have no assets as of the date of completion of the change of control transaction.

         As the transaction between Mr. Solomon and Thermal Oil is a private transaction, neither the Company's Board of Directors nor any of the Company's shareholders other than Mr. Solomon will have the ability or right to vote on the transaction, the completion of which will depend solely upon the efforts of Mr. Solomon, Mr. Miller and Thermal Oil. The completion of the change of control transaction is subject to the Company's reverse split of its Common Stock as described under the captions "The Reverse Split" and "The Asset Sale," which, in turn, is subject to the approving vote of a majority in voting power of the Company's shares. That approval has already been obtained from Mr. Solomon, so that shareholders other than Mr. Solomon will not be able to vote for or against either of these matters.

THERE CAN BE NO ASSURANCE THAT THE CHANGE OF CONTROL DESCRIBED UNDER THIS CAPTION WILL BE COMPLETED OR, IF IT IS COMPLETED, THAT THE COMPANY WILL ENGAGE IN THE BUSINESS DESCRIBED IN UNDER THIS CAPTION, NOR THAT EVEN IF THE COMPANY DOES ENGAGE IN SUCH BUSINESS, SUCH BUSINESS WILL GENERATE ANY REVENUES OR BECOME PROFITABLE.

                           VOTE REQUIRED FOR APPROVAL

         Section 78.320 of the Nevada Revised Statues provides that any action required to be taken at a meeting of the stockholders of a Nevada corporation may be taken by written consent in lieu of a meeting if the consent is signed by stockholders holding at least a majority of the voting power, unless a different proportion of voting power is required for such an action at a meeting. The Company's Board of Directors and the stockholder holding a majority of the voting power have approved the Reverse Split and the Asset Sale. The Company has received an opinion of counsel that such Preferred Stock, having a majority of the Company's voting power by reason of its vote of 200 shares for each share of Preferred Stock, constitutes the number of shares required by Nevada Revised Statutes Sections 78.2055 and 78.390 to decrease the Company's authorized shares of Common Stock and to approve the Asset Sale.

         The securities that would have been entitled to vote if a meeting was required to be held to approve the Reverse Split consist of shares of the Company's Common Stock and Preferred Stock issued and outstanding on November 4, 2002, which is also the date for determining stockholders who would have been entitled to notice of and to vote on the Reverse Split.

         Nevada Revised Statutes Section 78.565 requires the approval of (i) a corporation's board of directors and (ii) the affirmative vote of stockholders holding a majority of the voting power for the sale, lease or exchange of all of the corporation's property and assets. The Corporation's Board of Directors, and Solomon as the holder of stock entitling him to exercise a majority of the shareholders' voting power, have approved the Asset Sale.

                         DISSENTERS' RIGHTS OF APPRAISAL

         Nevada Revised Statutes do not provide for dissenters' rights of appraisal in connection with a decrease in issued and outstanding shares in which no shareholder will be paid cash or scrip in lieu of fractions of shares, nor with respect to the sale of assets.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

         The following table sets forth, as of November 4, 2002, certain information with respect to the Company's equity securities owned of record or beneficially by (i) each Officer and Director of the Company; (ii) each person who owns beneficially more than 5% of each class of the Company's outstanding equity securities; and (iii) all Directors and Executive Officers as a group. Except as otherwise indicated, to the knowledge of the Company each shareholder listed below possesses sole voting and investment power with respect to the shares indicated.

                 Name and Address of      Amount and Nature of       Percent of
Title of Class   Beneficial Owner         Beneficial Ownership (4)   Ownership


Common Stock     Harold Solomon (1)(3)         7,375,000               1.598%
                 5835 Plunkett Street
                 Hollywood, FL 33023

Common Stock     Sam Benson (1)(2)(5)             40,000
                 5835 Plunkett Street
                 Hollywood, FL 33023

Common Stock     George Keller (1)                   -0-                 0%
                 5835 Plunkett Street
                 Hollywood, FL 33023

Common Stock     All Officers and Directors    7,415,000               1.61%
                 as a group (3 persons)

Preferred Stock  Harold Solomon                3,000,000             100%
                 5835 Plunkett Street
                 Hollywood, FL 33023

Preferred Stock  All Officers and Directors    3,000,000             100%
                 as a group (3 persons)

_________________
(1)      Officer and director.
(2) The Company has issued 15,000 shares of Common Stock to Mr. Benson and has agreed to issue him an additional 25,000 shares of Common Stock.

(3) Of these shares, 1,375,000 are held by Solomon Investment Partnership LP, of which Mr. Solomon is a beneficial owner.
(4) Does not include (i) 600,000,000 shares of our Common Stock issuable upon conversion of 3,000,000 shares of the Series A Convertible Preferred Stock held by Mr. Solomon and approximately 160,000,000 shares of Common Stock underlying the Company's outstanding convertible debentures.
(5)      Less than 1%.


         INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

         Except Harold Solomon, no director, executive officer, or associate of any director, or executive officer, or any other person has any substantial interest, direct or indirect, by security holdings or otherwise, in the Reverse Split or the Asset Sale. Information with respect to Mr. Solomon's interest is set forth in the matters to be acted upon is described in the narrative with respect to each matter.

                             ADDITIONAL INFORMATION

Additional information concerning the Company, including its annual and quarterly reports for the past twelve months which have been filed with the Securities and Exchange Commission, may be accessed through the Securities and Exchange Commission's EDGAR archives at www.sec.gov. Upon written request of any stockholder to the Company's President, Harold Solomon, at 5835 Plunkett Street, Hollywood, Florida 33023, a copy of the Company's Annual Report on Form 10-KSB for the year ended December 31, 2001, will be provided without charge.

                                             By order of the Board of Directors

                                                      /s/ Harold Solomon
                                             ----------------------------------
                                             Harold Solomon, President
Hollywood, Florida
December ____, 2002